Exhibit 99.1

NEWS RELEASE	For additional information contact:
For Immediate Release	Stephen R. Theroux
President
603-863-0886

NEW HAMPSHIRE THRIFT BANCSHARES, INC.

ANNOUNCES EARNINGS FOR SECOND QUARTER

Newport, New Hampshire – July 11, 2008– New Hampshire Thrift Bancshares, Inc. (Nasdaq: NHTB), the holding company for Lake Sunapee Bank, fsb (the “Bank”), today reported consolidated net income for the six months ended June 30, 2008 of $2,790,600, or $0.48 per share (assuming dilution) compared to $2,104,564, or $0.48 per share (assuming dilution) for the first six months of 2007, an increase of $686,036, or 32.60%. For the second quarter ended June 30, 2008, net income totaled $1,406,143, or $0.24 per share (assuming dilution) compared to $1,079,955 or $0.24 per share (assuming dilution) for the same period in 2007, an increase of $326,188, or 30.20%. The Company’s returns on average assets and equity for the six months ended June 30, 2008 were 0.65% and 7.43%, respectively, compared to 0.63% and 9.26%, respectively, for the same period in 2007.

Improving interest income margins and the completion of the two bank acquisitions of First Brandon National Bank and First Community Bank during the second and fourth quarters, respectively, of 2007 influenced the operating results for the six months ended June 30, 2008 compared to the six months ended June 30, 2007. The increase in the amount of $686,036 in net income for the six months ended June 30, 2008 reflects an increase in the amount of $3,284,282, or 36.43%, in net interest and dividend income. Noninterest income increased in the amount of $876,586, or 27.69%, for the six months ended June 30, 2008. These increases were offset by an increase of $2,871,522, or 31.89%, in noninterest expense. The increase in the amount of $326,188 in net income for the quarter ended June 30, 2008 compared to the quarter end June 30, 2007 reflects an increase of $1,491,602, or 31.85%, in net interest and dividend income. Noninterest income increased in the amount of $343,776, or 21.02%, for the three months ended June 30, 2008. These increases were offset by an increase of $1,174,583, or 25.09%, in noninterest expense. A decrease in the Bank’s cost of funds helped to increase the interest rate margin to 3.35% at June 30, 2008, as compared to 2.96% at June 30, 2007. Total loan production for the six months ended June 30, 2008 amounted to $128,503,986, compared to $101,624,756 for the same period ended June 30, 2007.

Total assets amounted to $837,696,125 at June 30, 2008, compared to $757,898,055 at June 30, 2007, an increase of $79,798,070, including approximately $74 million from the First Community acquisition which closed during the second half of 2007. Loans held in portfolio increased by $62,473,526 (including approximately $60 million from the First Community acquisition), or 10.98%, to $631,143,873 at June 30, 2008, from $568,670,347 at June 30, 2007. Total deposits increased by $100,240,597, including approximately $60.4 million from the First Community acquisition, or 18.04%, to $656,045,634 at June 30, 2008, from $555,805,037 at June 30, 2007. Advances from the Federal Home Loan Bank (FHLB) decreased by $37,573,820 from $100,119,657 at June 30, 2007 to $62,545,837 at June 30, 2008. Asset quality remained strong with non-performing assets as a percentage of total assets totaling 0.76%, up slightly from 0.61% as of March 31, 2008. At June 30, 2008, 43 of 9,851 loans held in portfolio by the Bank were classified as non-performing compared to 34 of 9,897 loans held in portfolio by the Bank at March 31, 2008. Lake Sunapee Bank continues to originate loans in a conservative manner and has no loans considered “sub prime”. The Bank remains well-capitalized with a Tier I Capital ratio of 8.05% at June 30, 2008.

Shareholders’ equity of $73,996,744 at June 30, 2008 resulted in a book value of $12.87 per share, based on 5,747,772 shares of common stock outstanding. As previously announced, a regular quarterly dividend in the amount of $0.13 per share is payable on July 31, 2008 to shareholders of record as of July 24, 2008.

NHTB is the parent company of Lake Sunapee Bank, fsb, a federally-chartered stock savings bank providing a wide range of banking and financial services through twenty-nine offices strategically located within the greater Dartmouth-Lake Sunapee-Kearsarge and Monadnock regions of west-central New Hampshire, and central Vermont.

New Hampshire Thrift Bancshares, Inc.

Selected Financial Highlights

(unaudited)

	Three Months Ended		Six Months Ended
	6/30/08	6/30/07	6/30/08	6/30/07
Interest and Dividend Income	$10,506,475	$9,173,962	$21,574,271	$17,984,596
Interest Expense	4,331,254	4,490,343	9,275,257	8,969,864
Net Interest and Dividend Income	6,175,221	4,683,619	12,299,014	9,014,732
Provision for Loan Losses	140,000	38,000	177,000	45,000
Noninterest Income	1,979,263	1,635,487	4,042,222	3,165,636
Noninterest Expense	5,855,841	4,681,258	11,877,093	9,005,571
Net Income	$1,406,143	$1,079,955	$2,790,600	$2,104,564
Earnings Per Common Share, basic (1)	$0.24	$0.24	$0.49	$0.49
Earnings Per Common Share, assuming dilution (1)	$0.24	$0.24	$0.48	$0.48
Dividends Declared (1)	$0.13	$0.13	$0.26	$0.26

	As of 6/30/08	As of 6/30/07
Total Assets	$837,696,125	$757,898,055
Loans receivable, net	631,143,873	568,670,347
Securities	97,700,263	102,075,155
Total Deposits	656,045,634	555,805,037
Federal Home Loan Bank Advances	62,545,837	100,119,657
Subordinated Debentures	20,620,000	20,620,000
Shareholders’ Equity	73,996,744	61,830,333
Book Value of Shares Outstanding	12.87	12.21
Tier I Core Capital to Assets	8.05%	7.82%
Shares Outstanding	5,747,772	5,065,528
Return on Average Assets	0.65%	0.63%
Return on Average Equity	7.43%	9.26%
Non-performing Assets as a % of Total Assets	0.76%	0.15%

(1)	Diluted earnings per share are calculated using the weighted-average number of shares outstanding for the period, including common stock equivalents, as appropriate.

Statements included in this press release that are not historical or current fact are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. New Hampshire Thrift Bancshares disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events or circumstances.